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                                                                    Exhibit 3.21

                              PHIBRO ANIMAL HEALTH
                                 SOCIETE ANONYME
                              RUE DE L'INSTITUT 87A
                                 1330 RIXENSART
                             RPR NIVELLES 0472931319

               COORDINATED VERSION OF THE ARTICLES OF ASSOCIATION

                  AFTER THE AMENDMENTS MADE ON 17 NOVEMBER 2003

              CHAPTER I. NAME - REGISTERED OFFICE - PURPOSE - TERM

                                    ARTICLE 1
                                LEGAL FORM - NAME

The company is constituted as a public limited liability company (Naamloze Vennootschap/Societe Anonyme). Its name is "PHIBRO ANIMAL HEALTH".

                                    ARTICLE 2
                                REGISTERED OFFICE

The registered office of the company is situated at rue de l'Institut 87a, 1330 Rixensart.

It may be transferred to any other place in Belgium by decision of the board of directors, subject to the application of the laws on the use of languages.

The company may, by decision of the board of directors, establish administrative offices and operating offices, subsidiaries, branches and warehouses in Belgium or abroad.

                                    ARTICLE 3
                                     PURPOSE

The Company's object is, in Belgium and abroad, in its own name or in the name of third parties, for its own account or for the account of third parties, the fabrication, distribution and sale of medical additive products for the alimentation of animals.

In respect thereof, the Company may co-operate with, participate in, or hold interests in other companies, directly or indirectly in any way whatsoever.

The Company may grant security to secure its own obligations or to secure obligations of third parties, including the companies that are part of the group of which the company forms part, by amongst other things mortgage or pledge its goods, including the own business.

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The Company may in general carry out all commercial, industrial, financial, movable and immovable transactions directly or indirectly related to its object or that would be likely to facilitate the achievement thereof

                                    ARTICLE 4
                                      TERM

The company is incorporated for an indefinite term.

                      CHAPTER II. CAPITAL - SHARES - BONDS

                                    ARTICLE 5
                                COMPANY'S CAPITAL

The share capital amounts to sixty-one thousand five hundred and three Euros and 50 cent (EUR 61,503.50).

It is represented by two thousand four hundred eighty one (2,481) shares, without nominal value.

                                    ARTICLE 6
                    CAPITAL INCREASE BY CONTRIBUTION IN CASH

In case of a capital increase the new shares to be subscribed in cash must first be offered to the existing shareholders, pro rata to the part of the capital constituted by their shares.

The preferential subscription right may be exercised during a period of not less than fifteen days from the date on which the subscription is opened. Such period shall be determined by the general meeting.

The issue with preferential subscription right and the time period within which it may be exercised shall be announced in accordance with Article 593 of the Company Code.

The subscription rights shall be negotiable during the entire subscription.

After expiration of the period in which the subscription rights may be exercised, provided that no public offer to investors was made, the board of directors shall have the right to decide whether third parties may take part in the capital increase or whether the fact that shareholders did not or only partially use their preferential subscription right, has as consequence that the proportional part of the shareholders who already used their right to subscribe shall be increased. The board of directors also determines the modalities for the next subscription.

The general meeting may restrict or cancel the preferential subscription right in the interest of the company, respecting the quorum and majority requirements for modifications of the article of association.

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In that event a proposal to this effect must be specified in the notice and the board of directors and the statutory auditor or, in his absence, an auditor or an accountant registered on the Roll of Practising Accountants of the Institute of Accountants and appointed by the board of directors, must make the reports provided in Article 596 of the Company Code. These reports shall be mentioned in the agenda and shall be communicated to the shareholders.

In the event of a restriction or cancellation of the preferential subscription right the general meeting may provide that when allocating the newly issued priority shall be given to the existing shareholders in which event the subscription term must amount to ten days.

When the preferential subscription right is restricted or cancelled in favour of one or more particular persons who are not employees of the company or of one of its subsidiaries the conditions set forth in Article 598 of the Company Code must be respected.

                                    ARTICLE 7
                    CAPITAL INCREASE BY CONTRIBUTION IN KIND

In the event that a capital increase includes any contribution in kind, the statutory auditor or, in his absence, an auditor to be appointed by the board of directors, shall prior thereto make a report in respect thereof. In a special report to which the report of the auditor is attached, the board of directors shall explain why both the contribution and the proposed capital increase are important for the company and, if applicable, also why the conclusions of the appended report are not followed.

Notwithstanding Article 586, second paragraph, of the Company Code the shares entirely or partially corresponding to a contribution in kind, must be paid up immediately.

                                    ARTICLE 8
                              CALLING UP ON SHARES

Payments on not fully paid-up shares must occur at the place and on the date set by the board of directors which is solely competent in this matter; the membership rights attached to these shares shall be suspended until the payments, duly called and due, have been made.

After due notice has been given by registered letter which has remained unanswered for one month, the board of directors may revoke the shareholder's rights and sell those shares which have not been fully paid up, either directly to the other shareholders, or through the intermediary of a stock trading company. In this case the price of the transfer is calculated on the basis of the net assets of the company as they appear on the last balance sheet approved by the shareholders. Payments must be made according to the conditions established by the board of directors.

                                    ARTICLE 9
                              NATURE OF THE SHARES

All the shares are and shall remain registered shares.

Title to a registered share shall be proved by the registration in the register of shares. Any transfer of shares shall only be effective after registration in the register of shares of the declaration of transfer, which shall be dated and signed by the transferor and the transferee, or their representatives, or after complying with the formalities required by the law in respect of the assignment of receivables.

If the share belongs to bare owners and usufructuaries, all the rights related to the shares, including the voting right, will be exercised by the usufructuaries.

                                   ARTICLE 10
               TRANSFER OF SHARES , CONVERTIBLE BONDS AND WARRANTS

Transfer of shares is not subject to any restrictions.

This rule is also applicable to all shares of the company as well as to all possible convertible bonds and warrants issued by the company.

                                   ARTICLE 11
                              BUY-IN OF OWN SHARES

With respect of the articles of the Company Code, the company can acquire its own shares or certificates.

                                   ARTICLE 12
                                NON-VOTING SHARES

In accordance with Articles 480, 481 and 482 of the Company Code the company may proceed to the creation of shares without voting rights, provided that the formalities which apply for modifications of the articles of association are respected.

                                   ARTICLE 13
                        BONDS, WARRANTS AND CERTIFICATES

The company may at any time issue bonds upon decision by the board of directors.

However, issuance of bonds convertible into shares or warrants may only be authorised by the general meeting deliberating according to the formalities which apply for modifications of the articles of association.

The company can, in its own interest, grant co-operation to a third party for issuing by this third party of certificates representing the shares of the company in accordance with Article 503 of the Company Code. The company can decide to take at his charge the costs related to issuing certificates and to the incorporation and the work of the entity issuing the certificates. The holders of the certificates, the entity issuing them or third parties can only invoke the co-operation of the company for issuing certificates if the company has confirmed its co-operation in writing to the issuing entity. The entity issuing the certificates regarding registered shares has to identify itself as such to the company. The company notes this in the register of shares.

                     CHAPTER III. MANAGEMENT AND SUPERVISION

                                   ARTICLE 14
                      COMPOSITION OF THE BOARD OF DIRECTORS

The company is managed by a board of at least three directors, natural or legal persons (bodies corporate), who need not be shareholders, appointed by the general meeting of shareholders for a maximum term of six years, and which may be revoked by the latter at all times. If on a general meeting of shareholders it has been determined that the company has only two shareholders, the board of directors may be composed of two directors until the general meeting of shareholders following the determination, which may be done by all means, that there are more than two shareholders. In the case that the board of directors is composed of two members, the provision - mentioned in article 15 of these articles of association - pursuant to which the chairman of the board of directors has a decisive vote has no effect.

In case a legal person is appointed director, it is obliged to appoint a permanent representative-individual amongst its partners, managers, directors or employees who will take care of the director's activities in the name and for the account of the legal person

Regarding the appointment and the dismissal of the permanent representative the same rules regarding the publication apply as if it would do this activities in its own name and for its own account.

The directors can be re-elected.

The outgoing director remains in function as long as the general meeting does not appoint a new director, for any reason whatsoever.

In case of an early vacancy within the board of directors, for any reason whatsoever, the remaining directors are entitled to provisionally appoint a new director until the general meeting appoints a new director. The appointment is put on the agenda of the first coming general meeting.

The board of directors appoints a chairman from among its members. Failing appointment or in the event of absence the chairmanship shall be assumed by the oldest among the directors present.

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                                   ARTICLE 15
                    MEETINGS - DELIBERATIONS AND RESOLUTIONS

A meeting of the board of directors is called by the chairman, a managing director or two directors, at least three days before the date of the meeting.

The notice is validly done by letter, air mail, fax or e-mail.

The director who attends the meeting or is represented there shall be considered as having received due notice. A director can also waive his right to plead the lack of notice or any irregularity in the notice, before or after the meeting which he did not attend.

The meetings of the board of directors shall be held in Belgium or abroad, at the place indicated in the notice.

Any director can, by means of a document carrying his signature (including a digital signature as mentioned in article 1322 paragraph 2 of the Civil Code) of which notice is give either in writing, by fax or e-mail or any other means of communication mentioned in article 2281 of the Civil Code give power to another member of the board to represent him at a specific meeting. A director can represent more than one co-director and can cast, together with his own vote, as many votes as he received powers.

Except in the event of force majeure the board of directors can only validly deliberate and decide if at least fifty percent of its members are present or represented. Should this condition not be met a new meeting must be called which shall validly deliberate and decide on the items on the agenda of the previous meeting if at least two directors are present or represented.

The board of directors can deliberate by way of telephone or video conference.

Every decision of the board shall be made by a simple majority of the votes of the directors present or represented, and in the event of abstention of one or more among them, by the majority of the other directors.

In the event of equality of votes the vote of the person chairing the meeting will be decisive.

In exceptional cases when the urgent necessity and the interest of the company require so, the decisions of the board of directors can be taken by unanimous written agreement of the directors. This procedure can not be applied to determine the annual accounts or the use of the authorised capital.

Without prejudice to the exceptions mentioned in the Company Code, a director, who has directly or indirectly a financial interest conflicting with a decision or transaction of the board of directors, must inform the other directors thereof before the board of directors decide and the board of directors and the company must comply Article 523 of the Company Code.

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The decisions of the board of directors are recorded in minutes which shall be signed by the chairman, the secretary and the members who wish to do so. These minutes shall be inserted in a special register. The powers are attached to the minutes of the meeting for which they are granted.

Copies and extracts to be produced in court or elsewhere, shall be validly signed by the chairman, the managing director or by two directors.

                                   ARTICLE 16
                       AUTHORITY OF THE BOARD OF DIRECTORS

Section 1 Generally

The board of directors shall have the broadest competence to perform all acts which are necessary or useful for the realisation of the corporate purpose, with the exception of those reserved to the general meeting by the law.

Section 2 Advisory committees

The board may nominate under its responsibility one or more advisory committees. It will determine their composition and mission.

Section 3 Daily management

The board may delegate the daily management of the company, the management of one or more branches of its activities or the execution of the decisions of the board to one or more directors, managers or proxy holders, who need not be shareholders.

The board, and, in respect of the daily management, the persons in charge of the daily management may also delegate special powers to one or more persons of their choice.

Section 4. Management committee

Pursuant to Article 524bis of the Company Code, the board of directors may delegate his management competence to a management committee, provided that the transfer of those management competence does not concern the transfer of the general management of the company or does not involve the transfer of competences which, according to other legal provisions, are reserved to the board of directors.

The requirements regarding the designation of the members of the management committee, their dismissal, their remuneration, the term of their appointment and the procedure of the management committee shall be determined by the board of directors.

The board of directors shall be charged with the control of the management committee.

If a member of the management committee has a direct or indirect personal and conflicting interest of financial nature in a decision or transaction within the authority of the management committee,

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he must so notify the other members prior to a decision by the management committee. Furthermore the provisions of Article 524ter of the Company Code must be taken into consideration.

                                   ARTICLE 17
                          REPRESENTATION OF THE COMPANY

The company is validly represented towards third parties, before the courts and in official deeds, including those for which the intervention of a civil servant or a notary is required, by the chairman of the board of directors alone, by two directors acting jointly and, within the limits of the daily management, by the managing directors for the daily management alone.

Moreover, within the framework of their mandate, it is validly represented by special proxyholders.

In addition, the company may be represented abroad by any person expressly appointed for this purpose by the board of directors.

                                   ARTICLE 18
                              EXPENSES OF DIRECTORS

The normal and justified expenses and costs which the directors can claim as having been made in the exercise of their function shall be compensated and be charged to general costs.

                                   ARTICLE 19
                                     CONTROL

The control of the financial situation, the annual accounts and the regularity of the transactions to be reported on in the annual accounts is conferred to one or more statutory auditors. The statutory auditors are appointed by the general meeting of shareholders from among the members, natural persons or bodies corporate, of the Institute of Chartered Accountants. They have the title of auditors. The statutory auditors shall be appointed for a renewable term of three years. The general meeting can only dismiss them for legal reasons, at the risk of liability for damages.

However, as long as the company can benefit from the exceptions provided in
Article 141, 2(degree) of the Company Code, every shareholder has, according to
Article 166 of the Company Code, the individual right of investigation and control which are vested in a statutory auditor.

Nevertheless the general meeting of shareholders shall at all times have the right to appoint an auditor, irrespective of legal criteria. In the event that no auditor is appointed, every shareholder may appoint an accountant to represent him. The remuneration of such accountant is payable by the company if he is appointed with its approval, or if this remuneration is charged to it by virtue of a judicial decision. In these cases the remarks of the accountant are communicated to the company.

                  CHAPTER IV. GENERAL MEETINGS OF SHAREHOLDERS

                                   ARTICLE 20
                                      DATE

The annual meeting shall be held on the third Tuesday of November at 10.00.

Should this day be a legal holiday, the meeting will take place on the next working day.

If the procedure of written decision making mentioned in article 33 of these articles of association is applied, the company needs to receive the letter mentioning the agenda and the propositions of the decisions to be taken at the latest on the day of the annual meeting as prescribed in these articles of association, signed and approved by all shareholders.

Extraordinary or special general meetings of shareholders may be called each time the company's interests requires so.

These general meetings of shareholders may be called by the board of directors or by the statutory auditors and must be called at the request of the shareholders representing one/fifth of the company's capital. The general meetings of shareholders shall be held at the registered office of the company or in any other place communicated in the notice or otherwise.

                                    ARTICLE 2
                                     NOTICES

The notices to convene a general meeting shall contain the agenda and is given by registered letter sent to the holders of registered shares, the directors, statutory auditors, the holders of registered bonds and warrants and the holders of registered certificates issued in cooperation with the company, 15 days before the meeting.

The persons who need to be called to a general meeting pursuant to the Company Code and who attend the meeting or are represented thereon shall be considered as having received due notice. The above mentioned persons can also waive their right to plead lack of notice or any irregularity in the notice, before or after a meeting which they did not attend.

                                   ARTICLE 22
                              DISPOSAL OF DOCUMENTS

Together with the notice, a copy of the documents which mandatory must be provided pursuant to the Company Code is sent to the holders of registered shares, the directors and (if applicable) the statutory auditors.

A copy of these documents is also immediately sent to the persons who have fulfilled the formalities to be admitted to the meeting as described in the articles of association at the latest seven days before the meeting. The persons who have fulfilled these formalities after this date will receive a copy of these documents on the general meeting.

As of fifteen days before the general meeting and on submission of his financial instrument, each holder of shares, bonds, warrants or holder of a certificate issued in cooperation with the company can obtain a free copy of these documents at the registered office of the company.

In case the procedure of written decision-making mentioned in article 33 of these articles of association has been chosen, the board of directors will send copy of the documents which need to be sent according to the Company Code to the persons holding registered shares and to the statutory auditors together with the aforementioned notice.

Every person holding warrants or certificates issued in co-operation with the company can, upon production of his stock, obtain a free copy of these documents as of fifteen days before the general shareholders' meeting.

                                   ARTICLE 23
                                DEPOSIT OF SHARES

To be admitted to the general meeting each owner of shares must, if this is required in the notice, at least three days before the date set for the meeting make known in written to the board of directors of his intention to participate in the meeting, or else deposit his certificates for registered shares, at the office or with an institution indicated thereto in the notice.

If the board of directors requires so in the notice, the holders of dematerialised shares must within the same period dispose an acknowledgement of non-disposability drafted by the accepted account holder or by the liquidation institution at the place, indicated in the notice.

The holder of bonds, warrants and certificates which have been issued with the collaboration of the company may attend the general meeting, but only with advisory power, with obedience of the conditions of admission for the shareholders.

For the application of this article, Saturdays, Sundays and legal holidays are not considered to be working days.

                                   ARTICLE 24
                                 REPRESENTATION

Each shareholder may be represented at the general meeting of shareholders by a proxyholder, who needs not to be a shareholder. The proxies need to be signed (including a digital signature as provided for by article 1322, paragraph 2 of the Civil Code).

The proxies may be given in writing, by telegram, e-mail or any other means mentioned in article 2281 of the Civil Code and shall be deposited at the bureau of the meeting. Moreover, the board of directors can demand that they are deposited at a place indicated by it three working days before the general shareholders' meeting.

For the purpose of this Article Saturdays, Sundays and legal holidays are not considered to be working days.

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                                   ARTICLE 25
                                 ATTENDANCE LIST

The shareholders or their proxy holders are obliged, before being admitted to the meeting, to sign the attendance list indicating the surname, first name(s) and residence or the name and registered office of the shareholders and the number of shares they represent.

                                   ARTICLE 26
                       COMPOSITION OF THE BUREAU - MINUTES

The general meetings of shareholders shall be chaired by the chairman of the board of directors or, in the latter's absence, by his substitute or by a member of the meeting appointed by the meeting. The chairman of the meeting appoints the secretary. Should the number of persons attending allow this, the meeting will appoint two vote counters upon proposal of the chairman. The minutes of the general meetings of shareholders shall be signed by the members of the bureau and the shareholders who wish to do so. These minutes shall be kept in a special register.

                                   ARTICLE 27
                DUTY TO REPLY BY DIRECTORS AND STATUTORY AUDITORS

The directors reply to the questions submitted to them by the shareholders in connection with their report or with the items on the agenda provided that the communications of figures and facts will not prejudice seriously the company, the shareholders or the employees of the company.

The statutory auditors reply to the questions submitted to them by the shareholders in connection with their report.

                                   ARTICLE 28
                 ADJOURNMENT OF THE ANNUAL SHAREHOLDERS' MEETING

The board of directors has the right to adjourn the decision of the general shareholders' meeting as mentioned in article 20 of these articles of association regarding the approval of the annual accounts for three weeks. This adjournment does not affect any other decision taken, except if the general shareholders' meeting decides otherwise in this regard.

The board of directors needs to re-convoke the general shareholders' meeting, with the same agenda, within a period of three weeks.

The formalities that need to be satisfied to attend the first meeting, including the possible deposit of stocks or proxies remain valid for the second meeting. New depositions will be allowed within the terms and under the same conditions as mentioned in the articles of association.

The adjournment can only take place once. The second general shareholders' meeting definitively decides about the adjourned items of the agenda.

                                   ARTICLE 29
                       DELIBERATION - QUORUM REQUIREMENTS

No meeting can deliberate on items which are not included on the agenda, unless all shares are present at the meeting and the decisions are taken by unanimous votes.

The general meeting of shareholders can validly deliberate, irrespective of the number of shares present or represented, except in the cases where the law specifies a certain quorum of attendance.

                                   ARTICLE 30
                                  VOTING RIGHTS

Each share carries one vote.

The voting takes place by show of hands or by call-out of names unless the general shareholders' meeting decides otherwise by simple majority of votes.

Each shareholder can also vote by letter by way of a form drafted by the board of directors, containing the following mentions: (i) identification of the shareholder, (ii) number of votes he is entitled to and (iii) for any decision that needs to be taken by the general shareholders' meeting according to its agenda the notion "yes", "no" or "abstention". The shareholder voting by letter is obliged to satisfy the formalities necessary to be allowed to participate to the general shareholders' meeting according to article 23 of these articles of association.

                                   ARTICLE 31
                                    MAJORITY

Except in the cases provided for by law, the decisions are taken by the majority of votes taking part at the voting, irrespective of the number of shares present at the meeting. An abstention shall be considered as a negative vote.

                                   ARTICLE 32
                         EXTRAORDINARY GENERAL MEETINGS

In the event the meeting of shareholders must decide on:

-a modification of the articles of association;

-an increase or decrease of the company's capital;

-the issuance of shares below par value;

-the cancellation or restriction of the preferential subscription right;

-the issuance of convertible bonds or warrants;

-the dissolution of the company;

The purpose of the decision to be taken must be specifically mentioned in the notice for the meeting and at least fifty percent of the shares representing the entire capital must be represented at the meeting. If this latter condition is not met, a new meeting must be called, which shall validly decide on these issues, irrespective of the number of shares represented.

The decisions on the above mentioned subjects shall only be validly taken at a majority of three quarters of the votes participating in the voting. An abstention shall be considered as a negative vote. This article is without prejudice to the other requirements of majority provided for by the Company Code in relation to the modification of the company's purpose, the purchase, pledging or alienation by the company of its own shares, the transformation of the company into a company with another legal form and the dissolution of the company in the event its net assets amount to less than one quarter of the capital as a result of its losses.

                                   ARTICLE 33
                             WRITTEN DECISION-MAKING

Except for the decisions that need to be taken before Notary Public, the shareholders can decide unanimously and in writing on all issues for which the general shareholders' meeting is competent.

For this purpose, the board of directors will send a letter, by mail, fax, e-mail or any other means of communication to all shareholders and statutory auditors, mentioning the agenda and the propositions of the decisions to be taken, with request to the shareholders to approve the propositions and to send the letter back to the seat of the company or any other place mentioned in the letter, duly signed and within the term mentioned in the letter.

If the approval of all shareholders regarding the items of the agenda and regarding the procedure in writing is not received within this period, the decisions are deemed not to be taken.

The persons holding bonds or registered warrants, as well as the persons holding registered certificates issued with co-operation of the company, have the right to take note of the decisions take at the seat of the company.

                                   ARTICLE 34
                        COPIES AND EXTRACTS FROM MINUTES

Copies and/or extracts of the minutes of the general meetings to be supplied to third parties are signed by the chairman of the board of directors, by a managing director or by two directors. They must stipulate under their signature their title.

CHAPTER V. ACCOUNTING YEAR - ANNUAL ACCOUNTS - DIVIDENDS - DISTRIBUTION OF
PROFITS

                                   ARTICLE 35
                ACCOUNTING YEAR - ANNUAL ACCOUNTS - ANNUAL REPORT

The accounting year starts on 1 July and shall end on 30 June of the following year.

At the end of each accounting year the board of directors draws up an inventory and the annual accounts which consist of the balance sheet, the profit and loss statement and the comments. These documents shall be drawn up in conformity with the law and shall be filed with the National Bank of Belgium.

The annual accounts shall, in view of their publication, be validly signed by a director or by a person in charge of the daily management or a person expressly authorised for this purpose by the board of directors.

In addition the directors will draft each year a report according to Articles 95 and 96 of the Company Code. However, the directors are not required to draft an annual report as long as the company meets the conditions set by Article 94 of the Company Code

                                   ARTICLE 36
                             DISTRIBUTION OF PROFITS

From the net profits of the company at least five percent (5%) shall be set aside each year to constitute the legal reserve. Such deduction shall no longer be required as soon as this legal reserve reaches one tenth of the share capital.

Upon proposal of the board of directors the general meeting shall decide on the allocation of the balance of the net profits.

                                   ARTICLE 37
                                  DISTRIBUTION

The distribution of dividends decided by the general meeting takes place on the dates and places determined by the latter or by the board of directors.

Dividends not collected become prescribed after five years.

                                   ARTICLE 38
                                INTERIM DIVIDENDS

The board of directors has the power to distribute an interim dividend on the profits of the accounting year, subject to compliance with the provisions of
Article 618 of the Company Code.

                                   ARTICLE 39
                             PROHIBITED DISTRIBUTION

Any distribution of dividends made in violation of the law must be reimbursed by the shareholder who received it, if the company proves that the shareholder knew that the payment was in violation of the regulations or could not be ignorant thereof in view of the circumstances.

                     CHAPTER VI. DISSOLUTION AND LIQUIDATION

                                   ARTICLE 40
                                     LOSSES

a) If, as a result of losses suffered, the net assets have decreased to less than fifty percent of the corporate capital, the general meeting must meet within a period of maximum two months following the date on which such loss is or should have been established by virtue of legal or statutory provisions, in order to, as the case may be, deliberate and decide on the dissolution of the company and possibly on other measures announced in the agenda, according to the formalities which apply for modifications of the articles of association. The board of directors justifies its proposals in a special report which shall be made available to the shareholders at the registered office of the company fifteen days before the general meeting.

b) If, as a result of losses suffered, the net assets have decreased to less than one fourth of the share capital, the dissolution of the company may be pronounced when it is approved by one/fourth of the votes cast at the meeting.

c) If the net assets have decreased below the legal minimum amount set out in Article 439 of the Company Code, each interested party may request the dissolution of the company before the court. If the case arises, the court may grant the company a period of time during which it must regularise its situation.

                                   ARTICLE 41
                           DISSOLUTION AND LIQUIDATION

If the company is dissolved one or more liquidators shall be appointed by the general meeting. If no decision has been taken on this subject the directors are legally considered to be the liquidators, not only for the purpose of receiving notices and notifications, but also for actually liquidating the company, and not only vis-a-vis third parties, but also vis-a-vis the shareholders. They dispose of the powers set forth in Articles 186 and 187 of the Company Code, without further authorization by the general meeting. However, the general meeting may at all times restrict these powers by simple majority.

All assets of the company must be sold unless the general meeting decides otherwise.

If not all the shares have been paid up to the same extent, the liquidators restore the balance, either by making additional calls, or by making prior payments.

                                   ARTICLE 42
                        JOINING OF ALL SHARES IN ONE HAND

The fact that all shares are joined in one single hand does not cause a judicial dissolution or a dissolution in justice. If within one year no new shareholder has entered the company or it is not validly transmitted in a limited liability company or dissolved, the single shareholder is deemed severally liable for all obligations of the company originated after the joining of all shares in his

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hand until a new shareholder has entered the company or until the announcement of the transmission into a limited liability company or of its dissolution.

The fact that all shares are joined in one hand, as well as the identity of the single shareholder need to be mentioned in the company file held at the commercial court competent for the area where the company is located.

The single shareholder exercises the powers of the general shareholders' meeting. He can transfer these powers. The decisions of the single shareholder acting on behalf of the general shareholders meeting are mentioned in the register kept at the seat of the company.

The agreements between the single shareholder and the company are inscribed in a document that needs to be deposited together with the annual accounts, unless it concerns current transactions taken place under normal circumstances.

                         CHAPTER VII. GENERAL PROVISIONS

                                   ARTICLE 43
                              ELECTION OF DOMICILE

Every director and liquidator of the company residing abroad is deemed, for the duration of his function, to have elected domicile at the registered office of the company where all communications, notifications and summonses can be validly served.

The holders of registered shares must inform the company of any change of address. Failing notification they are deemed having elected domicile at their previous address.

                                   ARTICLE 44
                              DEMATERIALISED STOCKS

The provision in these articles of association regarding dematerialised stocks will become applicable as soon as the Royal Decrees concerned become applicable.